Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1/A of our Independent Auditors’ Report dated October 3, 2014, on the consolidated financial statements of MCRS Holdings, Inc., a wholly owned subsidiary of MCMC Holdings, LLC, as of and for the years ended December 31, 2013 and 2012, included in the Patriot National, Inc. Registration Statement on Form S-1/A (No. 333-200972). Our Independent Auditors’ Report on MCRS Holdings, Inc.’s 2013 and 2012 financial statements included an emphasis of matter paragraph related to significant related party transactions with MCMC Holdings, LLC. We also consent to the reference of our firm under the heading of “Experts” in the Prospectus.

/s/ Mayer Hoffman McCann P.C.

Boston, Massachusetts

October 14, 2015